Exhibit 99.1

SPIRE GLOBAL, INC. APPOINTS THERESA CONDOR CHIEF OPERATING OFFICER

Condor to Oversee Global Operations for the Company and Further Go-to-Market Success

VIENNA, VA—(BUSINESS WIRE)— Spire Global, Inc. (NYSE: SPIR) (“Spire” or “the Company”), a leading global provider of space-based data, analytics, and space services today announced that it has appointed Theresa Condor to Chief Operating Officer. In her role, Ms. Condor will directly oversee Spire’s Weather, Aviation, Earth Intelligence, and Space Services business units worldwide. Ms. Condor was formerly Executive Vice President and General Manager of Spire Space Services and Earth Intelligence.

“Theresa has been integral to Spire’s success since day one, leading the build out of each of our business units. Her experience makes her uniquely positioned to take on this role as she has a deep understanding of how each business operates and how Spire can optimize for success,” said Peter Platzer, CEO of Spire.

As part of the early team at Spire, Ms. Condor focused on building the initial business case and then took a lead role in business development, fundraising, and corporate partnerships as the Company transitioned from the Ardusat project into Nanosatisfi and eventually into Spire Global, Inc. In addition to spearheading Spire’s international expansion to Singapore and Glasgow, she signed the Company’s first international MOU, first LOI, and first million-dollar contract. As a General Manager, Ms. Condor most recently led two of Spire’s business units, Spire Space Services and Earth Intelligence.

“At Spire we use rich global data from the ultimate vantage point of space to create reliable, high-impact insights about the Earth, oceans, and atmosphere to power our customers’ initiatives and solve complex challenges,” said Ms. Condor. “I have been fortunate to see the impact of Spire solutions on our commercial and government customers, and I look forward to strategically working with my colleagues leading our business units to ensure that we continue to innovate while maximizing the value that we create for customers around the world.”

Prior to Spire, Ms. Condor worked in emerging markets finance. She managed the Latin America trade syndications desk for Citibank out of New York, where she worked at the intersection of supply chain management, global trade, and development finance at the height of the financial crisis. Ms. Condor also worked on multi-million dollar contracting projects in the shipping industry and lived in Bangladesh while working for a USAID private sector development and trade promotion project. She has studied at Cornell University, The London School of Economics, and Columbia School of International and Public Affairs (SIPA).

About Spire Global, Inc.

Spire is a leading global provider of space-based data, analytics, and space services, offering access to unique datasets and powerful insights about Earth from the ultimate vantage point so that organizations can make decisions with confidence, accuracy, and speed. Spire uses one of the world’s largest multi-purpose satellite constellations to source hard to acquire, valuable data and enriches it with predictive solutions. Spire then provides this data as a subscription to organizations around the world so they can improve business operations, decrease their environmental footprint, deploy resources for growth and competitive advantage, and mitigate risk. Spire gives commercial and government organizations the competitive advantage they seek to innovate and solve some of the world’s toughest problems with insights from space. Spire has offices in San Francisco, Boulder, Washington DC, Glasgow, Luxembourg, and Singapore. To learn more, visit http://www.spire.com.

Contacts:

For Media:

Janine Kromhout

janine.kromhout@spire.com

(650) 269-1417

For Investors:

Hillary Yaffe

Hillary.Yaffe@spire.com

(917) 764-4297